Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

LORDSTOWN MOTORS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value	Other (3)	7,000,000	$1.99	$13,930,000	$0.00009270	$1,292
Total Offering Amounts					$13,930,000		$1,292
Total Fee Offsets							-
Net Fee Due							$1,292

(1)       Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of Class A common stock that may become issuable pursuant to the anti-dilution provisions of the plans.

(2)       Represents the increase in the number of shares of Class A common stock reserved for future issuance pursuant to awards that may be granted under the Registrant’s 2020 Equity Incentive Plan as approved by the Registrant’s stockholders on May 19, 2021.

(3)       Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share is based on the average high and low prices of Class A common stock as reported on the NASDAQ Global Select Market on May 12, 2022.